Daktronics, Inc. Announces Fourth Quarter and Fiscal 2013 Results

Brookings, S.D. – May 29, 2013 - Daktronics, Inc. (NASDAQ - DAKT) today reported fiscal 2013 fourth quarter net sales of $124.5 million and net income of $1.8 million, or $0.04 per diluted share, compared to net sales of $112.0 million and a net loss of $(0.5) million, or $(0.01) per diluted share, for the fourth quarter of fiscal 2012.   Fiscal 2013 fourth quarter orders were $113.8 million compared to $115.0 million for the fourth quarter of fiscal 2012. Backlog at the end of the fiscal 2013 fourth quarter was $141.3 million, compared with a backlog of $122.8 million a year earlier and $149.1 million at the end of the third quarter of fiscal 2013.

Net sales, net income and earnings per diluted share for the fiscal year ended April 27, 2013 were $518.3 million, $22.8 million and $0.53 per diluted share, respectively. This compares to $489.5 million, $8.5 million and $0.20 per diluted share, respectively, for the same period in fiscal 2012.

Free cash flow, defined as cash provided by operations less net purchases of property and equipment, was $41.3 million through the fourth quarter of fiscal 2013, compared to $3.7 million for the same period in fiscal 2012.  Cash and marketable securities at the end of the fourth quarter of fiscal 2013 were $64.7 million, which compares to $55.9 million at the end of the fiscal 2012 fourth quarter.

“Our fourth quarter and fiscal 2013 financial performance improved over fiscal 2012. We are pleased with the improvements in our operating income and plan to continue working on increasing operating income in fiscal 2014,” said Jim Morgan, president and chief executive officer.

For the quarter, gross profit levels were lower compared to the prior quarters of fiscal 2013 due in part to several large projects that generated revenue with lower than typical margins due to the competitive pricing on the projects. In addition, we had unexpected warranty expenses in the quarter which reduced gross profit margin by approximately three percentage points as compared to fourth quarter fiscal 2012. Offsetting the decline were gross profit level improvements in our Schools & Theatres business unit. Operating expenses for the quarter were down compared to the fourth quarter of fiscal 2012.

Orders

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Commercial business unit orders were down approximately eight percent in the fourth quarter of fiscal 2013 compared to the fourth quarter of fiscal 2012. This decrease was due in part to decreased levels of replacement orders from our national accounts customers and new or replacement orders for our billboard customers in outdoor advertising. These declines were partially offset by growth in large video contracts in our reseller segment including approximately $3.7 million of orders placed by a national developer of retail space using video displays for on premise advertising at multiple locations.

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Orders in the fourth quarter of fiscal 2013 for the Live Events business unit declined approximately 17 percent compared to the fourth quarter of fiscal 2012. The decline is due in part to lower order volume in college and university systems, which we believe is due to order timing versus a trend in the business. Subsequent to the end of fiscal 2013, we secured orders for two large video display systems totaling approximately $16 million for an NFL stadium and for a university football stadium.

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Orders in the Schools and Theatres business unit remained flat for the fourth quarter of fiscal 2013, compared to the same period in fiscal 2012. We continue to see interest for video display systems for high schools.

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Orders in the Transportation business unit were up approximately 20 percent in the fourth quarter of fiscal 2013 compared to the same period in fiscal 2012, primarily as a result of securing orders on a number of projects for state departments of transportation.

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Orders in the International business unit were up approximately 67 percent over the fourth quarter of fiscal 2012. We had orders in a number of locations around the world. Notable orders include a $4.7 million system for a major sports venue in the United Kingdom, a $1.4 million order for an architectural lighting display in the Asia Pacific region, a $1.1 million video display order for a project in downtown London, and a $1.3 million billboard order from a customer in South America.

Outlook
Morgan added, “We have a strong backlog going into fiscal 2014 to help us get off to a good start for the year. While competition remains intense, we also see a strong pipeline in the worldwide marketplace which should help us achieve modest growth in fiscal 2014. In addition, we have new products coming to the market including outdoor products using LED surface mount technology, full color Vanguard displays for our Transportation business unit, and enhanced architectural lighting and mesh display products. We completed the acquisition of OPEN Out-of-Home Solutions (OPEN), a Belgium company, at the beginning of fiscal year 2014. This acquisition offers us another avenue into the third party advertising (TPA) market worldwide, with an initial focus on Europe. We are excited about this opportunity as we see the worldwide TPA market starting to adopt digital. We are moving in the right direction in our strategic goals to significantly improve operating margin and we continue to focus efforts with initiatives across the company to increase gross profit margins and control operating costs.”

“We anticipate capital expenditures to be approximately $16 million for fiscal 2014. The most significant capital investment areas will be new or replacement production equipment, including additional equipment for our new outdoor surface mount LED module platforms, and information technology infrastructure,” continued Morgan.

Dividend
As previously announced on Form 8-K on May 29, 2013, the company approved a regular semi-annual dividend of $0.12 per share payable June 14, 2013 to holders of record at the close of business on June 3, 2013.

Webcast Information
The company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, Schools and Theatres and Transportation, and one International business unit. For more information, visit the company's World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., PO Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act.  These forward-looking statements reflect the Company's expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions and other risks noted in the company's SEC filings, including its Annual Report on Form 10-K for its 2012 fiscal year.  Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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For more information contact:
INVESTOR RELATIONS:
Sheila Anderson, Chief Financial Officer
(605) 692-0200
Investor@daktronics.com

Daktronics, Inc. and Subsidiaries Consolidated Statements of Operations (in thousands, except per share amounts) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012

Net sales	$124,482	$111,994	$518,322	$489,526
Cost of goods sold	96,379	87,388	384,428	376,089
Gross profit	28,103	24,606	133,894	113,437

Operating expenses:
Selling expense	13,231	13,758	52,759	52,233
General and administrative	7,256	7,011	27,404	27,422
Product design and development	5,654	6,457	23,131	23,507
	26,141	27,226	103,294	103,162
Operating income (loss)	1,962	(2,620)	30,600	10,275

Nonoperating income (expense):
Interest income	357	421	1,523	1,747
Interest expense	(204)	(104)	(355)	(335)
Other (expense) income, net	(615)	111	(839)	(110)

Income (loss) before income taxes	1,500	(2,192)	30,929	11,577
Income tax (benefit) expense	(344)	(1,687)	8,150	3,088
Net income (loss)	$1,844	$(505)	$22,779	$8,489

Weighted average shares outstanding:
Basic	42,553	41,991	42,280	41,869
Diluted	42,777	41,991	42,621	42,304

Earnings per share:
Basic	$0.04	$(0.01)	$0.54	$0.20
Diluted	$0.04	$(0.01)	$0.53	$0.20

Cash dividends declared per share	$—	$—	$0.73	$0.62

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (in thousands)

	April 27, 2013	April 28, 2012
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash, cash equivalents and restricted cash	$40,676	$30,592
Marketable securities	24,052	25,258
Accounts receivable, net	63,227	66,923
Inventories	49,045	54,924
Costs and estimated earnings in excess of billings	39,355	23,020
Current maturities of long-term receivables	4,807	5,830
Prepaid expenses and other assets	6,185	5,528
Deferred income taxes	12,755	10,941
Income tax receivables	46	5,990
Total current assets	240,148	229,006

Long-term receivables, less current maturities	11,325	12,622
Goodwill	3,306	3,347
Intangibles	1,181	1,409
Advertising rights, net and other assets	772	1,157
Deferred income taxes	1,061	30
	17,645	18,565
PROPERTY AND EQUIPMENT:
Land	1,497	1,497
Buildings	57,012	56,431
Machinery and equipment	65,600	61,654
Office furniture and equipment	16,118	15,648
Computer software and hardware	41,745	42,172
Equipment held for rental	868	1,003
Demonstration equipment	8,400	9,806
Transportation equipment	4,026	4,116
	195,266	192,327
Less accumulated depreciation	133,641	123,931
	61,625	68,396
TOTAL ASSETS	$319,418	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Balance Sheets (continued) (in thousands)

	April 27, 2013	April 28, 2012
	(unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable, bank	$—	$1,459
Accounts payable	38,651	33,906
Accrued expenses	24,331	22,731
Warranty obligations	13,933	13,049
Billings in excess of costs and estimated earnings	14,245	14,385
Customer deposits (billed or collected)	12,375	12,826
Deferred revenue (billed or collected)	9,112	9,751
Current portion of other long-term obligations	356	359
Income taxes payable	1,689	665
Deferred income taxes	—	42
Total current liabilities	114,692	109,173

Long-term warranty obligations	11,213	9,166
Long-term deferred revenue (billed or collected)	4,424	4,361
Other long-term obligations, less current maturities	843	1,009
Deferred income taxes	—	1,453
Total long-term liabilities	16,480	15,989
TOTAL LIABILITIES	131,172	125,162

SHAREHOLDERS' EQUITY:
Common stock	37,429	34,631
Additional paid-in capital	27,194	24,320
Retained earnings	123,750	131,830
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive (loss) income	(118)	33
TOTAL SHAREHOLDERS' EQUITY	188,246	190,805
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$319,418	$315,967

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Daktronics, Inc. and Subsidiaries Consolidated Statements of Cash Flows (in thousands) (unaudited)

	Year Ended
	April 27, 2013	April 28, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$22,779	$8,489
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15,379	17,273
Amortization	228	245
Amortization of premium/discount on marketable securities	190	183
Loss (Gain) on sale of property and equipment	42	(16)
Share-based compensation	3,037	3,262
Excess tax benefits from share-based compensation	—	(48)
Provision for doubtful accounts	331	(150)
Deferred income taxes, net	(4,340)	(68)
Change in operating assets and liabilities	13,103	(9,132)
Net cash provided by operating activities	50,749	20,038

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(9,674)	(16,524)
Proceeds from sales of property and equipment	198	231
Purchases of marketable securities	(16,506)	(18,870)
Proceeds from sales and maturities of marketable securities	17,451	16,410
Net cash used in investing activities	(8,531)	(18,753)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on notes payable	—	782
Payments on notes payable	(1,459)	(1,711)
Proceeds from exercise of stock options	1,316	547
Excess tax benefits from share-based compensation	—	48
Dividends paid	(30,859)	(25,950)
Net cash used in financing activities	(31,002)	(26,284)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(11)	114
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	11,205	(24,885)

CASH AND CASH EQUIVALENTS:
Beginning of period	29,423	54,308
End of period	$40,628	$29,423

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Daktronics, Inc. and Subsidiaries Net Sales and Orders by Business Unit (in thousands) (unaudited)

	Three Months Ended		Twelve Months Ended
	April 27, 2013	April 28, 2012	April 27, 2013	April 28, 2012
Net Sales:
Commercial	$35,469	$33,346	$144,596	$148,585
Live Events	36,921	37,257	158,562	160,933
Schools & Theatres	14,489	13,245	66,128	59,662
Transportation	15,557	14,083	73,270	48,284
International	22,046	14,063	75,766	72,062
	$124,482	$111,994	$518,322	$489,526
Orders:
Commercial	$38,406	$41,949	$152,028	$153,268
Live Events	29,317	35,188	161,602	157,695
Schools & Theatres	16,690	16,945	64,796	58,534
Transportation	13,922	11,601	73,426	55,060
International	15,491	9,279	80,158	55,396
	$113,826	$114,962	$532,010	$479,953

Reconciliation of Cash Flow Provided by Operating Activities to Free Cash Flow (in thousands) (unaudited)

	Twelve Months Ended
	April 27, 2013	April 28, 2012
Net cash provided by operating activities	$50,749	$20,038
Purchases of property and equipment	(9,674)	(16,524)
Proceeds from sales of property and equipment	198	231
Free cash flow	$41,273	$3,745

In evaluating its business, Daktronics considers and uses free cash flow as a key measure of its operating performance. The term free cash flow is not defined under U.S. generally accepted accounting principles (“GAAP”) and is not a measure of operating income, cash flows from operating activities or other GAAP figures and should not be considered alternatives to those computations. Free cash flow is intended to provide information that may be useful for investors when assessing period to period results.

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